Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”), dated as of July 9, 2024, to the Agreement and Plan of Merger dated as of May 20, 2024 (the “Merger Agreement”) by and among (i) Dura Investment Holdings LLC, a Delaware limited liability company (the “Company”), (ii) GHK North Star Holdings LLC, a Delaware limited liability company, as Seller Representative, (iii) MasterBrand Cabinets LLC, a Delaware limited liability company (“Buyer”), and (iv) Dogwood Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the parties hereto are party to the Merger Agreement;

WHEREAS, Section 11.04 of the Merger Agreement provides that the Merger Agreement may be amended only by a written instrument signed by the party against who enforcement of such amendment is sought;

WHEREAS, the parties desire to amend, and do hereby amend, the Purchase Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the the parties, intending to be legally bound, hereby agree as follows:

1.	Amendment and Restatement of the Accounting Principles; Further Agreement with Respect to Inventory Count and the Closing Date.

(a)          Exhibit A to the Merger Agreement is hereby amended and restated to read as set forth in Exhibit A attached hereto.

(b)         During the period between the Closing Date and the Count Date (as defined below), Buyer shall cause the Company and its Subsidiaries to manage the inventory of the Company and its Subsidiaties in the ordinary course of business consistent with their past practices and more particularly not to transfer any inventory out of the Company’s Subsidiary’s warehouse prior to the Count Date, except in connection with fulfilling sales orders of products during such period in the ordinary course consistent with past practice.  In addition, notwithstanding anything that may be deemed to the contrary in this Amendment, in no event shall any casualty loss that occurs at the Company or any of its Subsidiaries during the period between the Closing Date and the Count Date that affects the inventory balance (e.g., a fire at the warehouse where the inventory is held that occurs during this interim period) give rise to an adjustment to Closing Net Working Capital as the parties agree that this risk of loss shall be borne by Buyer.

(c)         The parties understand that, shortly after the Closing for the purpose of assisting Buyer in the preparation of an opening consolidated balance sheet of the Company as of the Closing Date, Buyer plans to cause the Company to conduct a physical inventory count of the inventory of the Company and its Subsidiaries as of the Count Date (as defined below) on the basis of the accounting principles used by Buyer (the “Buyer Accounting Principles”) in the preparation of its financial statements (and not the Accounting Principles) and the quantum of inventory as of the Count Date shall be adjusted in accordance with the following procedures (the “Specified Roll-Back Procedures”) to roll-back the inventory balance from the Count Date to Reference Time to reflect (i) the subtraction of any increases to the inventory balance (such as purchases or capitalized manufacturing costs) recorded from the Count Date to the Reference Time, which subtraction shall be calculated in accordance with the Buyer Accounting Principles and (ii) the addition of any decreases to the inventory balance (such as sold inventory or write-offs) recorded from the Count Date to the Reference Time, which addition shall be calculated in accordance with the Buyer Accounting Principles (such count calculated on the basis of the Buyer Accounting Principles and using the Roll-Back Procedures, the “Buyer’s Physical Inventory Count” and the date as of which Buyer’s Physical Inventory Count is calculated, the “Count Date”).  Prior to conducting Buyer’s Physical Inventory Count Buyer shall provide Seller Representative with written notice of its plans to do so and the time, place and location of such exercise, and Seller Representative shall be entitled to have one of its Representatives present at the location of Buyer’s Physical Inventory Count to observe the procedures undertaken and ask reasonable questions regarding the same.  In addition, following the Closing, Buyer shall provide Seller Representative and its Representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of Buyer and the Company relating to the preparation of Buyer’s Physical Inventory Count and shall cause the personnel of Buyer, the Company and its Subsidiaries to cooperate with Seller Representative and its Representatives in connection with their review of Buyer’s Physical Inventory Count, including, but not limited to, providing any and all information to Seller Representative, its Representatives and the Accounting Referee, as the Seller Representative and its Representatives may reasonably request to enable a reconciliation of the inventory balance of the Company and its Subsidiaries as of the Reference Time calculated on the basis of the Accounting Principles and the inventory balance of the Company and its Subsidiaries as of the Reference Time calculated on the basis of the Buyer Accounting Principles, including the impact, if any, on such calculation of the Specified Roll-Back Procedures in Buyer’s Physical Inventory Count.

(d)       The parties hereby agree that the results of Buyer’s Physical Inventory Count shall be ignored for all purposes by the parties and the Accounting Referee in connection with, and neither be referred to, nor taken into account in connection with or be used as evidence for any purpose in, the process contemplated by Section 2.05 (or the calculation of the Closing Net Working Capital Adjustment or the Final Purchase Price), in each case unless the value placed on the inventory of the Company and its Subsidiaries as of the Count Date using the Accounting Principles on the books, records and systems of the Company differs from the value placed on such inventory on the Count Date by Buyer’s Physical Inventory Count (as opposed to the value placed on such inventory by Buyer’s Physical Inventory Count as of the Reference Time using the Specified Roll-Back Procedures) by $750,000 or more (whether more or less), in which case the relevant party(ies) hereunder and the Accounting Referee shall be entitled to: (x) use as evidence and consider (1) the results of Buyer’s Physical Inventory Count for the purposes of Section 2.05 and the calculations required thereunder and (2) the fact that Buyer’s Physical Inventory Count was prepared on the basis of the Buyer Accounting Principles (and not the Accounting Principles) and using the Specified Roll-Back Procedures and whether or not any such fact(s) affected or accounted for any such discrepancy and (y) to argue whether or not the Buyer’s Physical Inventory Count was conducted in a manner consistent with the Specified Roll-Back Procedures and, if so, whether such fact affected or accounted for any such discrepancy.  This Section 1(d) shall be subject to the last sentence of Section 1(b) of this Amendment in all respects.

(e)          As the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act expired on 11:59pm (Eastern time) on July 5, 2024, assuming that those conditions that by their nature are to be satisfied on the Closing Date would be satisfied or validly waived were the Closing Date to occur at such time, the Closing shall occur on July 10, 2024.

2.
References to the Merger Agreement. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” or words of like import referring to the Merger Agreement shall  refer to the Merger Agreement, as amended by this Amendment. Except as specifically set forth above, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed. Upon the execution and delivery of this Amendment by the parties hereto, (a) this Amendment shall become immediately effective, and (b) this Amendment shall be incorporated in, and become a part of, the Merger Agreement as set forth herein for all purposes of the Merger Agreement.

3.
Other Miscellaneous Provisions. The provisions of Sections 11.04-11.10, 11.12 and 11.13 of the Merger Agreement shall apply to this Amendment as if set forth herein and applicable hereto, mutatis mutandis.

[Signature pages follow.]

lN WlTNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

MASTERBRAND CABINETS LLC

By:	/s/ R. David Banyard, Jr.
Name:	R. David Banyard, Jr.
Title:	President

DOGWOOD MERGER SUB LLC

By:	/s/ R. David Banyard, Jr.
Name:	R. David Banyard, Jr.
Title:	President

GHK NORTH STAR HOLDINGS LLC

By:	/s/ Gilbert H. Klemann
Name:	Gilbert H. Klemann
Title:	President

DURA INVESTMENT HOLDINGS LLC

By:	/s/ Anthony Sugalski
Name:	Anthony Sugalski
Title:	Chief Executive Officer